Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Lesley A. Mobbs
Legal Manager
310-765-4656

MERISEL COMPLETES PURCHASE OF ASSETS OF COLOR EDGE, INC., COLOR

EDGE VISUAL, INC. AND PHOTOBITION NEW YORK, INC., AND COMP 24, LLC

LONG BEACH, Calif. (March 7, 2005) — Merisel, Inc. (OTC:MSEL.PK) (the “Company”) today announced that on March 3, 2005 it acquired, through three indirectly wholly-owned subsidiaries, substantially all of the assets of Color Edge, Inc. (“CE”), Color Edge Visual, Inc. and Photobition New York, Inc. (together “CEV”), and Comp 24, LLC, each a New York-based company.

The combined purchase price for the CE and CEV assets consisted of $20,504,000 in cash and an additional amount in cash of up to $7,945,000 over a three year period commencing January 1, 2005 provided the combined EBITDA of CE and CEV, net of capital expenditures, exceeds certain agreed upon thresholds. For the eleven month period ended November 30, 2004, CE and CEV had combined revenues of approximately $48.1 million and adjusted operating income of approximately $7.2 million.

The Company, through its indirectly wholly-owned subsidiaries, also assumed certain obligations for borrowed money and capital lease obligations of CE and CEV combined in the approximate aggregate amount of $9,000,000 plus certain trade payables and accruals of CE and CEV combined. Additionally, with respect to the purchase agreement with CEV only, the Company will also be obligated to pay an amount up to $2,000,000 for certain tax liabilities incurred by CEV’s shareholders.

The purchase price for the Comp 24 assets consisted of $10,889,000 in cash and an additional amount in cash of up to $1,631,000 for a three year period commencing January 1, 2005 provided Comp 24’s EBITDA, net of capital expenditures, exceeds certain agreed upon thresholds. The Company, through its indirectly wholly-owned subsidiary, also will assume certain obligations for borrowed money of Comp 24 in the amount of $1,000,000 plus certain trade payables and accruals. For the eleven month period ended November 30, 2004, Comp 24 had revenues of approximately $9.9 million and adjusted operating income of approximately $2.5 million.

On a combined basis CE, CEV and Comp 24, for the eleven month period ended November 30, 2004, had revenues of $58.0 million and adjusted operating income of $9.7 million.

The aggregate cash consideration to be paid to each of CE, CEV and Comp 24 will be subject to adjustment based on the difference, if any, between the net working capital of each company at closing and certain agreed upon target amounts. A portion of the cash consideration payable to each target company will be held in escrow to satisfy certain claims until agreed upon release dates.

As described below, the businesses acquired in these transactions currently provide premium services to clients that address a $500 million market segment within the $2.7 billion category for photo imaging in the United States.

Color Edge Visual: CEV competes in the visual graphic communication and imaging segment, a $2 billion U.S. market. It provides clients with premium services across the entire production process from pre-media (e.g. scanning and retouching) to printing and post-production (e.g. mounting and direct shipping). CEV provides services to retailers, computer hardware manufacturers, cosmetic marketers and consumer packaged goods companies.

Color Edge: CEI is a high end photographic laboratory, print, retouching services, and imaging company, primarily servicing the New York metropolitan market, the largest market in the country for such services, estimated in excess of $50 million. CEI provides services to world renowned photographers.

Comp 24: Comp 24 is a market leader in the $200 million domestic market for commercial prototypes. It is the only firm which provides all of the three product types most often requested by clients. Specifically, (1) color corrected props for television commercials, (2) still photographs and presentations, and (3) sales samples. From its offices in New York, Los Angeles and Chicago, Comp 24 provides services to consumer products companies, advertising agencies, and design studios.

Prior to these transactions, Merisel had no on-going operations or revenues, other than interest income, since August 2004. As of September 30, 2004, the Company’s principal assets consisted of cash and cash equivalents in the approximate amount of $48 million and the Company has available a U.S. Federal net operating loss carryforward of approximately $260 million.

This press release contains forward-looking statements regarding Merisel’s acquisition of the assets of CE, CEV and Comp 24. The historical results of CE, CEV and Comp 24 described herein may not be indicative of future performance. Although Merisel believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Among the factors that could impact actual results of Merisel or Color Edge, Color Edge Visual or Comp 24 are the success in combining companies, the ability to respond to technological changes, the fluctuations in economic conditions and competition in the digital imaging services market. Further information regarding the acquisition of these companies and related risk factors can be found in the Current Reports on Form 8-K filed on December 28, 2004 and March 7, 2005. Merisel does not intend, and undertakes no obligation, to update its forward-looking statements to reflect future events, circumstances or otherwise.